Consent of Geothermal Science, Inc.

In connection with U.S. Geothermal Inc.'s Registration Statements on Form S-8 (No. 333-164394), Form S-8 (No. 333-141262), Form S-3 (No. 333-163384), Form S-3 (No. 333-165728) and Form S-3 (No. 333-170202) and related filings under the United States Securities Act of 1933, as amended, I, Richard J. Holt, on behalf of Geothermal Science, Inc. ("Geothermal"), hereby consent to the use of Geothermal's name and to the use of the "Assessment of the Geothermal Potential, Neal Hot Springs, Malheur County, Oregon" dated February 5, 2009 (the "Assessment"), references to the Assessment, or portions thereof, or information derived from the Assessment, in such Registration Statements and related filings.

Dated at Boise, Idaho, this 11Th day of July, 2012.

Name: Richard J. Holt
Title: Owner